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EXHIBIT 11 - COMPUTATION OF PER SHARE EARNINGS

EDISON BROTHERS STORES, INC. AND SUBSIDIARIES
                          13 Weeks Ended      26 Weeks Ended

                         August 3, July 29,  August 3, July 29,
                          1996      1995       1996      1995
                         (In thousands, except per share data)
Loss from continuing
  operations             $(25,215) $(25,750) $(42,890) $(32,138)
Preferred stock
  dividends                                                  (2)
Net Loss applicable to
  common stock           $(25,215) $(25,750) $(42,890)  $(32,140)

SIMPLE AND PRIMARY
Weighted average shares
  outstanding              22,202    22,074    22,168     22,051
Net effect of dilutive
  stock options based on
  the treasury method
     TOTAL                 22,202    22,074    22,168     22,051

Per common share amounts: Simple
  Net Loss applicable to
  common stock           $  (1.14) $  (1.17)  $ (1.93)  $  (1.46)

Per common share amounts: Primary
  Net Loss applicable to
  common stock           $  (1.14) $  (1.17)  $ (1.93)  $  (1.46)

FULLY DILUTED
  Weighted average shares
  outstanding              22,202    22,074    22,168     22,051
  Net effect of dilutive
  stock options based on the
  treasury method                        38                   27
     TOTAL                 22,202    22,112    22,168     22,078

Per common share amounts: Fully Diluted
Net Loss applicable to
  common stock           $  (1.14) $  (1.16)  $ (1.93)  $  (1.46)

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